EXHIBIT 15.2

Securities and Exchange Commission

Washington, DC20549

Ladies and Gentlemen:

We were previously principal accountants for Trina Solar Limited and, under the date of April 24, 2015, we reported on the consolidated financial statements of Trina Solar Limited as of December 31, 2013 and 2014 and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014. On June 29, 2015, we were dismissed. We have read Trina Solar Limited’s statements included under Item 16F of its Form 20-F dated April 19, 2016, and we agree with such statements.

Very truly yours,

/s/ KPMG

Hong Kong
April 19, 2016